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                                    EXHIBIT 5

    Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
                                     Lawyers
                         2500 First Union Capitol Center
                          Raleigh, North Carolina 27601
                               Phone: 919-821-1220
                                Fax: 919-821-6800

                                 March 29, 1999

Quintiles Transnational Corp.
4709 Creekstone Drive
Riverbirch Building, Suite 200
Durham, North Carolina  27703-8411

Ladies and Gentlemen:

               As counsel for Quintiles Transnational Corp. (the "Company"), we furnish the following opinion in connection with the proposed issuance by the Company of up to 10,182,425 shares of its common stock, $0.01 par value (the "Common Stock"), pursuant to the Quintiles Transnational Corp. Nonqualified Stock Option Plan, the Quintiles Transnational Corp. Equity Compensation Plan, the Amended and Restated ENVOY Corporation 1995 Employee Stock Incentive Plan, the Amended and Restated ENVOY Corporation 1995 Stock Option Plan For Outside Directors, the ENVOY Corporation 1998 ExpressBill Stock Option Plan, the ENVOY Corporation 1998 Synergy Stock Option Plan, the ENVOY Corporation 1998 Stock Incentive Plan, the ENVOY Corporation 1992 Incentive Plan, and the ENVOY Corporation 1990 Officer and Employee Stock Option Plan, as amended through May 6, 1991 (collectively, the "Plans") and up to 205,209 contingent value payments in connection with the exercise of options issued pursuant to the merger of the Company and Pharmaceutical Marketing Services Inc. These securities are the subject of a Registration Statement to be filed by the Company with the Securities and Exchange Commission on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), to which this opinion is to be attached as an exhibit.

               We have examined the Restated Articles of Incorporation and Bylaws of the Company, the minutes of meetings of its Board of Directors, and such other corporate records of the Company and other documents and have made such examinations of law as we have deemed relevant for purposes of this opinion. We also have received a certificate of an officer of the Company, dated of even date herewith, relating to the issuance of the Common Stock pursuant to the Plans. Based on such examination and such certificate it is our opinion that the 10,182,425 shares of Common Stock of the Company and the 205,209 contingent value payments, which are being registered pursuant to the Registration Statement, may be legally issued in accordance with the Company's Restated Articles of Incorporation and Bylaws, and when so issued and duly delivered against payment therefor pursuant to the Plans as described in the Registration Statement, such shares will be legally issued, fully paid, and nonassessable.

               The opinion expressed herein does not extend to compliance with state and federal securities laws relating to the sale of these securities.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement that you are about to file with the Securities and Exchange Commission. Such consent shall not be deemed to be an admission that this firm is within the category of persons whose consent is required under
Section 7 of the 1933 Act or the regulations promulgated pursuant to the 1933
Act.


                                        Sincerely yours,


                                  /s/   SMITH, ANDERSON, BLOUNT, DORSETT,
                                             MITCHELL & JERNIGAN, L.L.P.